EXHIBIT 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED

1997 STOCK INCENTIVE PLAN

The Amerigon Incorporated Amended and Restated 1997 Stock Incentive Plan is amended, effective as the date of approval by the stockholders of Amerigon Incorporated, by:

1.	Replacing the existing Section 1.4(b) in its entirety with the following:

(b) Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to all Awards (including both Nonqualified Stock Options and Incentive Stock Options) granted under this Plan shall not exceed 1,800,000 shares (the “Share Limit”). The maximum number of shares subject to those options that are granted pursuant to Article 2 during any calendar year to any Eligible Person shall be limited to 250,000. Each of the two foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 5.2.

2.	Replacing the existing Sections 3.2(a) and (b) in their entirety with the following:

(a) Time of Initial Award. Persons who are first elected or appointed to the Board after May 19, 2005 shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Stock Option to purchase 10,000 shares of Common Stock.

(b) Subsequent Annual Awards. On the first business day of each calendar year during the term of the Plan, commencing with the first business day occurring in 2006, there shall be granted automatically (without any action by the Committee or the Board) a Nonqualified Stock Option (the Award Date of which shall be such date) to each Non-Employee Director then in office to purchase 10,000 shares of Common Stock.

As adopted by the Board of Directors on January 19, 2005.